Exhibit (h.18.1)

Schedule A: Acquiring Funds

Amended on April 6, 2022

Registrant: Morningstar Funds Trust

Series: Morningstar Alternatives Fund

Morningstar Global Income Fund

Morningstar Multisector Bond Fund

Morningstar Municipal Bond Fund

Morningstar Unconstrained Allocation Fund

Morningstar Total Return Bond Fund